Exhibit (a)(5)(MM)

Nano Dimension Intends to Discontinue its Stratasys Special Tender Offer and Withdraw Director Nominees for Stratasys Board

Stratasys Board’s Refusal to Redeem Poison Pill Will Block Nano’s Ability to Complete Special Tender Offer

Nano Does Not Expect the Conditions of the Special Tender Offer Will be Met and Does Not Intend to Further Extend the Special Tender Offer Period

Nano Will Proceed with Alternative M&A Plans

Waltham, Mass., July 28, 2023 (GLOBE NEWSWIRE) — Nano Dimension Ltd. (Nasdaq: NNDM, “Nano Dimension” or “Nano”), a leading supplier of Additively Manufactured Electronics (“AME”) and multi-dimensional polymer, metal & ceramic Additive Manufacturing (“AM”) 3D printers, today announced the cessation of its efforts to deliver the best present alternative for value creation for Stratasys Ltd. (Nasdaq: SSYS) (“Stratasys”) shareholders through its $25 per share all-cash special tender offer and efforts to replace Stratasys’ entrenched board of directors.

Yoav Stern, Chairman and CEO of Nano Dimension, commented: “We began our efforts to structure a friendly transaction with Stratasys with a clear focus on generating value for both companies’ shareholders. While we continue to believe that a combination of our companies has both strategic and financial merit — particularly given our offer provides far more certainty and guaranteed immediate $25 per share all-cash value, better than any other alternative currently available to Stratasys shareholders — this idea was rejected by an entrenched Stratasys board intent on manipulating the facts and preventing its shareholders from making their own decisions regarding our offer. We believe that our efforts to convince a sufficient number of Stratasys’ shareholders that their entrenched board will continue its track record of leading the company toward new disasters has fallen short.”

Mr. Stern added, “Most of the investors of Stratasys have clearly indicated to us that the potential overhang of the shareholder rights plan (“poison pill”) makes tendering their shares too risky, in spite of our superior $25 all-cash per share offer. The Stratasys board’s stance makes it clear that the poison pill is there to stay and will continue to block shareholders from having an opportunity to tender their shares. Furthermore, a timely declaratory judgment regarding the poison pill by the Israeli Court — thanks to Stratasys’ request of the Judge — will not occur until late in this fall, long after the expiration of Nano’s special tender offer. Finally, replacing a majority of Stratasys’ entrenched board will not be achievable. Taking all this into account, we intend to “stand down” on Stratasys. We shall continue with our alternative active M&A plans.”

Mr. Stern concluded, “We intend to review our investment in Stratasys, including a possible sale of all our existing 14.1% holdings in the open market. We see significant alternatives ahead in a highly fragmented industrial markets’ landscapes, and we expect to leverage the strength of our financial position and growth product & technologies in AME, AM, Materials, Ink Services and Additive Electronics as we pursue our backlog of M&A opportunities and expect to maintain the organic growth (approximately 50% over the last 4 quarters) and drive shareholder value.”

Special Tender Offer Expiration

As indicated at the outset of Nano Dimension’s special tender offer, one of the conditions required to close the special tender offer is the redemption or termination of the poison pill. Unfortunately, the Stratasys Board has continued its track record of entrenchment and refuses to remove or terminate the poison pill or otherwise render it inapplicable to the special tender offer, thereby denying Stratasys shareholders the ability to decide the best path forward for their investment based on the merits of Nano’s compelling offer. Nano does not expect the conditions of the special tender offer will be met and Nano does not expect to waive such conditions to accepting tendered shares. Nano does not intend to further extend the special tender offer period.

Withdrawal of Nano Nominees for Stratasys’ Board

Further, Nano’s decision to nominate directors to the Stratasys Board was tied directly to its efforts to seek redemption of the poison pill to clear a path for Stratasys shareholders to realize significant value for their Stratasys shares through the $25 per share all cash special tender offer and ultimately combine the companies. Given the Stratasys Board continues to act out of self-preservation and refuses to remove or terminate the poison pill, thereby effectively preventing Nano’s special tender offer, Nano believes it is no longer practical to pursue the election of its nominees to the Stratasys Board and Nano is withdrawing its nominees.

Important Information About the Special Tender Offer

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Stratasys or any other securities, nor is it a substitute for the tender offer materials described herein. A tender offer statement on Schedule TO, including an offer to purchase, a related letter of transmittal and other tender offer documents, was filed with the SEC by Nano Dimension on May 25, 2023, as subsequently amended and supplemented. Stratasys filed with the SEC a solicitation/recommendation statement on Schedule 14D-9, as required by the tender offer rules, on May 30, 2023, as subsequently amended.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the offer to purchase, the related letter of transmittal, certain other tender offer documents and the solicitation/recommendation Statement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson LLC, the information agent for the tender offer, named in the tender offer statement. In addition, Stratasys files annual reports, interim financial statements and other information, and Nano Dimension files annual reports, interim financial statements and other information with the SEC, which are available to the public at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stratasys may be obtained at no charge on the investor relations page of Stratasys’ website at www.stratasys.com. Copies of the documents filed with the SEC by Nano Dimension may be obtained at no charge on the investor relations page of Nano Dimension’s website at www.nano-di.com.

About Nano Dimension

Nano Dimension’s (Nasdaq: NNDM) vision is to transform existing electronics and mechanical manufacturing into Industry 4.0 environmentally friendly & economically efficient precision additive electronics and manufacturing — by delivering solutions that convert digital designs to electronic or mechanical devices — on demand, anytime, anywhere.

Nano Dimension’s strategy is driven by the application of deep learning-based AI to drive improvements in manufacturing capabilities by using self-learning & self-improving systems, along with the management of a distributed manufacturing network via the cloud.

Nano Dimension serves over 2,000 customers across vertical target markets such as aerospace & defense, advanced automotive, high-tech industrial, specialty medical technology, R&D and academia. The company designs and makes Additive Electronics and Additive Manufacturing 3D printing machines and consumable materials. Additive Electronics are manufacturing machines that enable the design and development of

High-Performance-Electronic-Devices (Hi-PED®s). Additive Manufacturing includes manufacturing solutions for production of metal, ceramic, and specialty polymers-based applications — from millimeters to several centimeters in size with micron precision.

Through the integration of its portfolio of products, Nano Dimension is offering the advantages of rapid prototyping, high-mix-low-volume production, IP security, minimal environmental footprint, and design-for-manufacturing capabilities, which is all unleashed with the limitless possibilities of additive manufacturing.

For more information, please visit www.nano-di.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, Nano Dimension is using forward-looking statements in this press release when it discusses: the timing and expiration of the special tender offer; its belief that at least one of the conditions of the special tender offer will be not be fulfilled prior to the scheduled expiration time of the special tender offer and it does not expect to waive such condition; its intention to not further extend the special tender offer; and its plans to continue to pursue industry consolidation transactions. Because such statements deal with future events and are based on Nano Dimension’s current expectations, they are subject to various risks and uncertainties. Actual results, performance, or achievements of Nano Dimension could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including those discussed under the heading “Risk Factors” in Nano Dimension’s annual report on Form 20-F filed with the Securities and Exchange Commission (“SEC”) on March 30, 2023, and in any subsequent filings with the SEC. Except as otherwise required by law, Nano Dimension undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Nano Dimension is not responsible for the contents of third-party websites.

NANO DIMENSION INVESTOR RELATIONS CONTACT

Investor Relations | ir@nano-di.com

NANO DIMENSION MEDIA CONTACT

Kal Goldberg / Bryan Locke / Kelsey Markovich | NanoDimension@fgsglobal.com